                                                               EXHIBIT 2.1


                                                              CONFIDENTIAL

            --------------------------------------------------------------
            --------------------------------------------------------------






                               STOCK PURCHASE AGREEMENT


                                         and


                             AGREEMENT AND PLAN OF MERGER


                                     by and among


                          LEINER HEALTH PRODUCTS GROUP INC.


                           NORTH CASTLE PARTNERS I, L.L.C.


                                         and


                                LHP ACQUISITION CORP.


                               Dated as of May 31, 1997






            --------------------------------------------------------------
            --------------------------------------------------------------

                                  TABLE OF CONTENTS

ARTICLE 1     ISSUANCE AND SALE OF SHARES.....................................2

Section 1.1.  Issuance of Shares..............................................2
Section 1.2.  Consideration...................................................2
Section 1.3.  Issuance of Purchased Shares and Cash Payment...................3
Section 1.4.  Aggregate Purchased Share Value and Aggregate Management
              Rollover Value..................................................3

ARTICLE 2     THE MERGER;
              THE CLOSING; EFFECTIVE TIME.....................................3

Section 2.1.  The Merger......................................................3
Section 2.2.  The Closing.....................................................3
Section 2.3.  Effective Time..................................................4

ARTICLE 3     CERTIFICATE OF INCORPORATION AND BY-LAWS
              OF THE SURVIVING CORPORATION....................................4

Section 3.1.  Certificate of Incorporation....................................4
Section 3.2.  By-Laws.........................................................4

ARTICLE 4     DIRECTORS AND OFFICERS
              OF THE SURVIVING CORPORATION....................................4

Section 4.1.  Directors.......................................................4
Section 4.2.  Officers........................................................4

ARTICLE 5     CONVERSION OR CANCELLATION
              OF SHARES IN THE MERGER.........................................5

Section 5.1.  Conversion or Cancellation of Shares............................5
Section 5.2.  Payment for Shares.............................................10
Section 5.3.  Dissenters' Rights.............................................11
Section 5.4.  Transfer of Shares After the Effective Time....................11

ARTICLE 6     REPRESENTATIONS AND
              WARRANTIES OF THE COMPANY......................................12

Section 6.1.  Organization and Authority.....................................12
Section 6.2.  The Company and the Subsidiaries...............................12
Section 6.3.  Capitalization.................................................13
Section 6.4.  The Purchased Shares...........................................13
Section 6.5.  No Breach......................................................14
Section 6.6.  Consents and Approvals.........................................14
Section 6.7.  Absence of Certain Changes.....................................15
Section 6.8.  Financial Statements...........................................15
Section 6.9.  Liabilities....................................................15
Section 6.10. Compliance with Law............................................15
Section 6.11. Taxes..........................................................16
Section 6.12. Certain Employee Plans.........................................16
Section 6.13. Certain Agreements.............................................17
Section 6.14. Litigation.....................................................18
Section 6.15. Brokers and Finders............................................18
Section 6.16. [Intentionally omitted.].......................................18
Section 6.17. Environmental Compliance and Disclosure........................19
Section 6.18. Intellectual Property Rights...................................20

ARTICLE 7     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.....21

Section 7.1.  Organization and Authority.....................................21
Section 7.2.  No Breach......................................................21
Section 7.3.  Consents and Approvals.........................................22
Section 7.4.  Acquiring Persons..............................................22
Section 7.5.  No Prior Business..............................................22
Section 7.6.  Commitments....................................................22
Section 7.7.  Available Funds................................................22
Section 7.8.  Agreements with Officers, Directors or Shareholders............23
Section 7.9.  Brokers and Finders............................................23

ARTICLE 8     COVENANTS......................................................23

Section 8.1.  Conduct of Business............................................23
Section 8.2.  Forbearances by the Company....................................23
Section 8.3.  Access.........................................................25
Section 8.4.  Best Efforts; Other Actions....................................25
Section 8.5.  Books and Records..............................................26
Section 8.6.  Expenses.......................................................26

Section 8.7.  Information Statement..........................................26
Section 8.8.  Announcements..................................................26
Section 8.9.  Notification of Certain Matters................................27
Section 8.10. Officers' and Directors' Indemnification.......................27
Section 8.11. No Solicitation................................................28
Section 8.12. Transfer Taxes.................................................28
Section 8.13. Management Transaction Bonuses.................................28
Section 8.14. Repayment of Debt..............................................29
Section 8.15. Fairness Opinion...............................................29

ARTICLE 9     CONDITIONS.....................................................29

Section 9.1.  Conditions to Each Party's Obligation to Effect the Merger.....29
Section 9.2.  Conditions to Obligation of the Company to Effect the Merger...29
Section 9.3.  Conditions to Obligation of Purchaser and Merger Sub
              to Effect the Merger...........................................30
Section 9.4.  Conditions to Obligation of the Company to Effect
              the Stock Purchase.............................................31
Section 9.5.  Conditions to Obligation of Purchaser to Effect
              the Stock Purchase.............................................31
Section 9.6.  Simultaneous Consummation of Stock Purchase and Merger.........31

ARTICLE 10    TERMINATION....................................................31

Section 10.1. Termination by Mutual Consent..................................31
Section 10.2. Termination by Either the Company or Purchaser.................32
Section 10.3. Termination by the Company.....................................32
Section 10.4. Termination by Purchaser.......................................33
Section 10.5. Effect of Termination and Abandonment..........................33

ARTICLE 11    GENERAL PROVISIONS.............................................33

Section 11.1. Nonsurvival of Representations, Warranties and Agreements......33
Section 11.2. Notices........................................................34
Section 11.3. Assignment; Binding Effect; Benefit............................34
Section 11.4. Entire Agreement...............................................35
Section 11.5. Amendment......................................................35
Section 11.6. Governing Law..................................................35
Section 11.7. Counterparts...................................................35
Section 11.8. Headings.......................................................36

Section 11.9.  Interpretation.................................................36
Section 11.10. Incorporation of Exhibits and Schedules........................36
Section 11.11. Severability...................................................36
Section 11.12. Enforcement of Agreement.......................................36
Section 11.13. Performance by Merger Sub......................................36

                                       EXHIBITS

Exhibit A  Certificate of Incorporation of Surviving Corporation
Exhibit B  Form of Warrant
Exhibit C  [Intentionally Omitted]
Exhibit D  [Intentionally Omitted]
Exhibit E Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson Exhibit F Form of Stockholders Agreement
Exhibit G  Form of Opinion of Debevoise & Plimpton

SCHEDULES

    Schedule 5.1        Management Stockholders and Optionholders
    Schedule 6.2        Subsidiaries
    Schedule 6.3        Agreements Relating to the Capital Stock
                         of the Company
    Schedule 6.5        No Breach
    Schedule 6.6        Consents and Approvals
    Schedule 6.7        Absence of Certain Charges
    Schedule 6.9        Liabilities
    Schedule 6.10       Compliance with Law
    Schedule 6.12(a)    Section 401 Plans
    Schedule 6.12(b)    Employee Benefit Plans
    Schedule 6.12(c)    Employer Liability to Provide Benefits Upon
                         Retirement or Termination of Employment
    Schedule 6.13(a)    Employee Agreements
    Schedule 6.13(b)    Payment to Employee
    Schedule 6.14       Litigation
    Schedule 6.18       Intellectual Property
    Schedule 7.8        Agreements with Officers, Directors
                         or Shareholders
    Schedule 11.9       Knowledge of the Company

                                    DEFINED TERMS

TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   SECTION
AEA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Aggregate Management Rollover Value . . . . . . . . . . . . .   Section 1.1
Aggretate Option Value. . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Aggregate Purchased Share Value . . . . . . . . . . . . . . .   Section 1.1
Aggregate Share Equivalents . . . . . . . . . . . . . . . . .   Section 5.1(a)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Applicable Cash Merger Consideration. . . . . . . . . . . . .   Section 5.1(a)
Applicable Retained Share Amount. . . . . . . . . . . . . . .   Section 5.1(a)
Applicable Retained Share Value . . . . . . . . . . . . . . .   Section 5.1(a)
Balance Sheet Date. . . . . . . . . . . . . . . . . . . . . .   Section 6.9
Certificate of Merger . . . . . . . . . . . . . . . . . . . .   Section 2.3
Certificates. . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.2(b)
Class A Common Stock. . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Class B Common Stock. . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Class C Common Stock. . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.2
Closing Date. . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.2
Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.12(a)
Company . . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Commitments . . . . . . . . . . . . . . . . . . . . . . . . .   Section 10.3
Company Common Stock. . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Credit Agreement. . . . . . . . . . . . . . . . . . . . . . .   Section 6.3
Covered Expenses. . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
D&O Binder. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 8.2
Debt Commitments. . . . . . . . . . . . . . . . . . . . . . .   Section 7.6
Delaware Courts . . . . . . . . . . . . . . . . . . . . . . .   Section 11.6
Delayed Delivery Shares . . . . . . . . . . . . . . . . . . .   Section 5.1(g)
DGCL. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.1
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . .   Section 5.3(a)
Dissenting Stockholders . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Effective Time. . . . . . . . . . . . . . . . . . . . . . . .   Section 2.3
Effective Time Coverage . . . . . . . . . . . . . . . . . . .   Section 8.10(b)
Employee. . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.12(c)
Employee Agreement. . . . . . . . . . . . . . . . . . . . . .   Section 6.13(a)
Enforceability Exceptions . . . . . . . . . . . . . . . . . .   Section 6.1(a)
Environmental Costs . . . . . . . . . . . . . . . . . . . . .   Section 6.17(a)
Environmental Laws. . . . . . . . . . . . . . . . . . . . . .   Section 6.17(a)

Environmental Matters . . . . . . . . . . . . . . . . . . . .   Section 6.17(a)
Equity Commitments. . . . . . . . . . . . . . . . . . . . . .   Section 10.3
Equity Memorandum . . . . . . . . . . . . . . . . . . . . . .   Section 7.6
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.12(b)
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . .   Section 6.12(b)
Expense Letter. . . . . . . . . . . . . . . . . . . . . . . .   Section 8.6
Financial Statements. . . . . . . . . . . . . . . . . . . . .   Section 6.8
Fully Diluted Shares Outstanding. . . . . . . . . . . . . . .   Section 5.1(a)
Hazardous Materials . . . . . . . . . . . . . . . . . . . . .   Section 6.17(a)
Highly Confident Letter . . . . . . . . . . . . . . . . . . .   Section 7.6
Information Statement . . . . . . . . . . . . . . . . . . . .   Section 8.7
Intellectual Property . . . . . . . . . . . . . . . . . . . .   Section 6.18
Lehman Brothers . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Letter of Intent. . . . . . . . . . . . . . . . . . . . . . .   Section 8.6
Loan Commitment . . . . . . . . . . . . . . . . . . . . . . .   Section 7.6
Management Option . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(g)
Management Option Value . . . . . . . . . . . . . . . . . . .   Section 5.1(g)
Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 2.1
Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
New Equity Commitments. . . . . . . . . . . . . . . . . . . .   Section 10.3
Non-Current Management Option Consideration . . . . . . . . .   Section 5.1(g)
Non-Management Applicable Retained Share Value. . . . . . . .   Section 5.1(a)
Non-Management Cash Percentage. . . . . . . . . . . . . . . .   Section 5.1(a)
Non-Management Option Value . . . . . . . . . . . . . . . . .   Section 5.1(a)
Non-Management Retained Share Percentage. . . . . . . . . . .   Section 5.1(a)
Non-Management Value. . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Option Plan . . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(g)
Option Spread . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Paying Agent. . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.2(a)
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.10
Per Share Merger Consideration. . . . . . . . . . . . . . . .   Section 5.1(a)
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(b)
Preferred Stock Merger Consideration. . . . . . . . . . . . .   Section 5.1(b)
Purchased Share Price . . . . . . . . . . . . . . . . . . . .   Section 1.1
Purchased Shares. . . . . . . . . . . . . . . . . . . . . . .   Section 1.1
Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . .   Preamble
Retained Share Purchase Agreement . . . . . . . . . . . . . .   Section 1.1
Rollover Equity Commitments . . . . . . . . . . . . . . . . .   Section 10.3
Shareholders Agreement. . . . . . . . . . . . . . . . . . . .   Section 6.4
Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(b)

Stock Purchase. . . . . . . . . . . . . . . . . . . . . . . .   Section 1.1
Subsidiary. . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.2
Subsidiary Capital Stock. . . . . . . . . . . . . . . . . . .   Section 6.3
Surviving Corporation . . . . . . . . . . . . . . . . . . . .   Section 2.1
Surviving Corporation Common Stock. . . . . . . . . . . . . .   Section 1.1
Surviving Corporation Non-Voting Common Stock . . . . . . . .   Section 1.1
Surviving Corporation Voting Common Stock . . . . . . . . . .   Section 1.1
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 6.11
Transfer Taxes. . . . . . . . . . . . . . . . . . . . . . . .   Section 8.12
Warrants. . . . . . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(a)
Warrant Fraction. . . . . . . . . . . . . . . . . . . . . . .   Section 5.1(g)

                               STOCK PURCHASE AGREEMENT
                                         AND
                             AGREEMENT AND PLAN OF MERGER


          STOCK PURCHASE AGREEMENT and AGREEMENT AND PLAN OF MERGER (collectively, this "AGREEMENT"), dated as of May 31, 1997, by and among Leiner Health Products Group Inc., a Delaware corporation (the "COMPANY"), North Castle Partners I, L.L.C., a Delaware limited liability company ("PURCHASER"), and LHP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("MERGER SUB").

                                       RECITALS

          WHEREAS, the Boards of Directors of the Company and Merger Sub each have determined that it is in the best interest of their respective stockholders and the managing member of Purchaser has decided that it is in the best interest of Purchaser's members to effect the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, the boards of directors of the Company and Merger Sub and the managing member of Purchaser have each approved the merger of Merger Sub with and into the Company in accordance with applicable law, upon the terms and subject to the conditions set forth herein;

          WHEREAS, Purchaser desires to purchase and the Company desires to issue and sell to Purchaser shares of Surviving Corporation Voting Common Stock (as defined in SECTION 1.1) on the terms and conditions set forth in this Agreement;

          WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                      ARTICLE 1

                             ISSUANCE AND SALE OF SHARES

     Section 1.1. ISSUANCE OF SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue, transfer, deliver and sell to Purchaser and Purchaser shall purchase and accept from the Company (the "STOCK PURCHASE") that number of shares (the "PURCHASED SHARES") of voting common stock, par value $0.01 per share, of the surviving corporation ("SURVIVING CORPORATION VOTING COMMON STOCK") equal to the quotient of the Aggregate Purchased Share Value divided by $100 (the "PURCHASED SHARE PRICE") for the consideration specified below in SECTION 1.2.

          "AGGREGATE MANAGEMENT ROLLOVER VALUE" means the product of (i)(a) the aggregate number of shares of class A (non-voting) common stock, par value $0.01 per share ("SURVIVING CORPORATION NON-VOTING COMMON STOCK"; Surviving Corporation Voting Common Stock and Surviving Corporation Non-Voting Common Stock being collectively referred to herein as "SURVIVING CORPORATION COMMON STOCK") issuable to the stockholders set forth on SCHEDULE 5.1 pursuant to
SECTION 5.1(a), plus (b) the aggregate number of Delayed Delivery Shares and shares of Surviving Corporation Common Stock which the optionholders set forth on SCHEDULE 5.1 are entitled to receive at the Closing pursuant to SECTION 5.1(g), plus (c) the aggregate number of shares of Surviving Corporation Common Stock to be issuable following consummation of the Merger pursuant to the Retained Share Purchase Agreement, dated as of January 30, 1997 (as amended or supplemented from time to time, the "RETAINED SHARE PURCHASE AGREEMENT") by and between Leiner Health Products Inc., the Company, 3074951 Canada Ltd., 3074943 Canada Ltd., Lorne Seier, Mark Seier and VH Holdings Inc. in respect of the preferred shares of Vita Health Company (1985) Ltd. issued and outstanding immediately after the consummation of the Merger and the other transactions contemplated herein, after giving effect to any repurchase of such shares in connection with the Closing, multiplied by (ii) the Purchased Share Price.

          "AGGREGATE PURCHASED SHARE VALUE" means the excess of (i) $99,000,000 over (ii) the Aggregate Management Rollover Value.

     Section 1.2. CONSIDERATION. On the terms and subject to the conditions of this Agreement, in consideration for the sale of the Purchased Shares, at the Closing Purchaser will pay to the Company the Purchased Share Price for each Purchased Share for an aggregate purchase price equal to the Aggregate Purchased Share Value.

     Section 1.3. ISSUANCE OF PURCHASED SHARES AND CASH PAYMENT. At the Closing (i) the Company shall deliver to Purchaser certificates representing the Purchased Shares, duly authorized and issued in blank, free and clear of all liens and restrictions of any kind (except for those imposed by the Shareholders Agreement and applicable securities laws) and (ii) Purchaser shall deliver or cause to be delivered to the Company the Purchased Share Price by wire transfer of immediately available funds, to an account or accounts designated at least two days prior to the Closing by the Company in a written notice to the Purchaser.

     Section 1.4. AGGREGATE PURCHASED SHARE VALUE AND AGGREGATE MANAGEMENT ROLLOVER VALUE. It is agreed and understood that the aggregate proceeds to the Company from the issuance and sale of the Purchased Shares, together with the Aggregate Management Rollover Value, will equal $99,000,000.

                                      ARTICLE 2

                                     THE MERGER;
                             THE CLOSING; EFFECTIVE TIME

     Section 2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in SECTION 2.3), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     Section 2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger and the Stock Purchase (the "CLOSING") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in
ARTICLE 9 shall be fulfilled or waived in accordance herewith (or, if contemplated to be satisfied simultaneously with the Closing, are capable of being satisfied), or at such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "CLOSING DATE."

     Section 2.3. EFFECTIVE TIME. On the Closing Date, immediately following the Closing, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the "CERTIFICATE OF MERGER") to be properly executed and filed in accordance with such section. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "EFFECTIVE TIME").

                                      ARTICLE 3

                       CERTIFICATE OF INCORPORATION AND BY-LAWS
                             OF THE SURVIVING CORPORATION

     Section 3.1. CERTIFICATE OF INCORPORATION. Subject to SECTION 8.10(a), the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, in accordance with the terms thereof and the DGCL, be amended and restated as set forth on EXHIBIT A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the DGCL.

     Section 3.2. BY-LAWS. Subject to SECTION 8.10(a), the by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                                      ARTICLE 4

                                DIRECTORS AND OFFICERS
                             OF THE SURVIVING CORPORATION

     Section 4.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     Section 4.2. OFFICERS. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                      ARTICLE 5

                              CONVERSION OR CANCELLATION
                               OF SHARES IN THE MERGER

     Section 5.1. CONVERSION OR CANCELLATION OF SHARES. The manner of converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

          (a) At the Effective Time, each share of (i) Class A Common Stock of the Company ("CLASS A COMMON STOCK"), (ii) Class B Common Stock of the Company ("CLASS B COMMON STOCK") and (iii) Class C Common Stock of the Company ("CLASS C COMMON STOCK"; Class A Common Stock, Class B Common Stock and Class C Common Stock being referred to collectively herein as "COMPANY COMMON STOCK"), each with a par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (other than shares which are held by stockholders ("DISSENTING STOCKHOLDERS") exercising appraisal rights with respect to such shares pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, (i) the Applicable Cash Merger Consideration (if any), (ii) the Applicable Retained Share Amount (if any) and (iii) warrants in the form set forth on Exhibit B hereto (the "WARRANTS") to purchase a number of shares of Surviving Corporation Non-Voting Common Stock equal to the Warrant Fraction.

          "AGGREGATE OPTION VALUE" means the dollar value equal to the sum, for all Management Options, of the products obtained by multiplying for each Management Option (i) the number of shares of Company Common Stock subject to such option by (ii) the applicable Option Spread.

          "AGGREGATE SHARE EQUIVALENTS" means sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus
(ii) the quotient of (a) the Aggregate Option Value divided by (b) the Per Share Merger Consideration.

          "APPLICABLE CASH MERGER CONSIDERATION" means a dollar amount equal to the excess of the Per Share Merger Consideration over the Applicable Retained Share Value.

          "APPLICABLE RETAINED SHARE AMOUNT" means, with respect to (i) each share of Company Common Stock held by a stockholder of the Company not listed on
SCHEDULE 5.1, a number of shares of Surviving Corporation Voting Common Stock and (ii) each share of Common Stock held by a stockholder of the Company listed on SCHEDULE 5.1, a number of shares of Surviving Corporation Common Stock (such shares to be voting or non-voting as indicated on Schedule 5.1), in each case, equal to the quotient of the Applicable Retained Share Value divided by the Purchased Share Price.

          "APPLICABLE RETAINED SHARE VALUE" means (i) with respect to each share of Company Common Stock held by stockholders of the Company not listed on
SCHEDULE 5.1, an amount equal to the Non-Management Applicable Retained Share Value per share and (ii) with respect to each share of Company Common Stock held by stockholders of the Company listed on SCHEDULE 5.1, the dollar value per share set forth next to such stockholder's name on SCHEDULE 5.1. The parties acknowledge and agree that, subject to Section 5.1(g), Purchaser may deliver a replacement SCHEDULE 5.1 at any time that is 5 days or more prior to the Closing Date, which shall supersede SCHEDULE 5.1 attached hereto on the date of this Agreement.

          "COVERED EXPENSES" means the aggregate dollar amount of the fees and expenses, to the extent paid by the Company, of (i) Lehman Brothers Inc. ("LEHMAN BROTHERS") for a fairness opinion delivered to the Company's board of directors in connection with the Merger, (ii) Bain & Company, Inc. for its analysis prepared regarding the business of the Company in connection with the transactions contemplated hereby (but not to exceed $450,000) and excluding all other analyses and projects performed by Bain & Company, Inc. for the Company,
(iii) Fried, Frank, Harris, Shriver & Jacobson for services provided in connection with the Stock Purchase, the Merger and certain other transactions (but excluding services provided in the ordinary course of business of the Company) and (iv) AEA Investors Inc. ("AEA") for investment banking services in connection with the Stock Purchase, the Merger and related transactions.

          "FULLY DILUTED SHARES OUTSTANDING" means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of the Company Common Stock issuable upon the exercise of all outstanding Management Options (as hereinafter defined) immediately prior to the Effective Time.

          "NON-MANAGEMENT APPLICABLE RETAINED SHARE VALUE" means a dollar amount equal to $11 million multiplied by the Per Share Merger Consideration divided by the Non-Management Value.

          "NON-MANAGEMENT CASH PERCENTAGE" means the difference (expressed as a percentage) of (a) one (1) minus (b) the Non-Management Retained Share Percentage.

           "NON-MANAGEMENT OPTION VALUE" means the dollar value equal to the sum, for all Management Options held by individuals not listed on SCHEDULE 5.1, of the products obtained by multiplying for each such Management Option (i) the number of shares of Company Common Stock subject to such option by (ii) the applicable Option Spread.

          "NON-MANAGEMENT RETAINED SHARE PERCENTAGE" means the quotient (expressed as a percentage) of (a) the Non-Management Applicable Retained Share Value divided by (b) the Per Share Merger Consideration.

          "NON-MANAGEMENT VALUE" means the sum of (i) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock held by persons not listed on Schedule 5.1 plus (ii) the Non-Management Option Value.

          "OPTION SPREAD" means, with respect to each share of Company Common Stock issuable upon exercise of a Management Option, the excess of the Per Share Merger Consideration over the per share exercise price of such Management Option.

          "PER SHARE MERGER CONSIDERATION" means the quotient of
(i)(a) $222,200,710 minus (b) Covered Expenses divided by (ii) Fully Diluted Shares Outstanding.

          (b) At the Effective Time, each share of the Payment-In-Kind, Exchangeable, Redeemable Series A Preferred Stock of the Company, each with a par value of $0.01 per share (the "PREFERRED STOCK"; Company Common Stock and Preferred Stock being referred to collectively herein as the "SHARES") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, $900 in cash plus a cash amount equal to accrued and unpaid dividends thereon (whether or not declared) to the Effective Time (the "PREFERRED STOCK MERGER CONSIDERATION"), which as of
March 31, 1997 was $13,505,505 in the aggregate.

          (c) (i) All issued and outstanding shares of Preferred Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Preferred Stock Merger Consideration for such Shares upon the surrender of such certificate in accordance with SECTIONS 5.2(a) AND (b) or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

          (ii) The parties acknowledge and agree that (A) the shares of Surviving Corporation Common Stock received pursuant to the Merger represent stockholders' retained equity interest in the Company and (B) the Merger is being consummated to effect the repurchase by the Company of a portion of the Company Common Stock and to enable stockholders to receive the purchase price for repurchased Company Common Stock and new Certificates reflecting shareholders' retained equity interests in the Company. Therefore, upon the Merger and without any action on the part of the holders thereof, each certificate of Company Common Stock shall, subject to any applicable dissenters' rights, entitle the holder thereof solely to the applicable number of Warrants and the Per Share Merger Consideration, of which the Applicable Retained Share Amount shall represent such holder's retained equity interest in the Company.

          (d) Notwithstanding the foregoing, no fractions of a share of Surviving Corporation Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Surviving Corporation Common Stock shall, upon surrender of his or her certificate or certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the Purchased Share Price by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

          (e)  At the Effective Time each share of (i) Company Common Stock and
(ii) Preferred Stock, in each case, issued and held in the Company's treasury immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (f) At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

          (g) At the Effective Time, each then outstanding stock option (a "MANAGEMENT OPTION") granted by the Company pursuant to the Leiner Health Products Group Inc. Nonqualified Stock Option Plan (the "OPTION PLAN"), whether or not then exercisable, shall be canceled by the Company, and each holder of a canceled Management Option shall receive, in cancellation and settlement of the Management Option, consideration in the form of (i) as determined by the Company, cash, rights to receive shares of Surviving Corporation Common Stock upon the occurrence of certain circumstances ("DELAYED DELIVERY SHARES") or Surviving Corporation Common Stock in an aggregate amount equal to the Management Option Value and (ii) a Warrant to purchase the number of shares of Surviving Corporation Common Stock equal to the product of (x) the Warrant Fraction multiplied by (y) the quotient of (A) the Management Option Value divided by (B) the Per Share Merger Consideration, PROVIDED that (a) with respect to the consideration described in the foregoing clause (i), each Management Option holder who is not listed on SCHEDULE 5.1 shall receive the Non-Current Management Option Consideration and (b) each Management Option holder listed on SCHEDULE 5.1 shall receive pursuant to Sections 5.1(a) and 5.1(g)(i), in the aggregate, cash on the one hand and a combination of Surviving Corporation Common Stock and Delayed Delivery Shares on the other hand such that the cash component of such aggregate consideration shall not exceed the Non-Management Cash Percentage.

          "MANAGEMENT OPTION VALUE" means, for each Management Option, the product of (i) the number of shares of Company Common Stock subject to such option multiplied by (ii) the applicable Option Spread.

          "NON-CURRENT MANAGEMENT OPTION CONSIDERATION" means consideration equal to the Management Option Value and composed of (a) a cash amount equal to the Management Option Value multiplied by the Non-Management Cash Percentage and
(b) that number of shares of Surviving Corporation Voting Common Stock equal to the quotient of (i) the Management Option Value multiplied by the Non-Management Retained Share Percentage divided by (ii) the Purchased Share Price.

          "WARRANT FRACTION" means the quotient of (a) 305,556 divided by (b) Aggregate Share Equivalents.

     Section 5.2. PAYMENT FOR SHARES. (a) At or prior to the Effective Time, Purchaser shall deposit in trust with such paying agent as may be appointed by the Company with Purchaser's prior approval (the "PAYING AGENT") (i) amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in immediately available funds pursuant to SECTIONS 5.1(a), (b) AND (d) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Prior to the Effective Time, the Company shall cause the Paying Agent to deliver to each person (other than any of the Purchaser, Merger Sub or their respective affiliates) who was or will be, immediately prior to the Effective Time, a holder of record of issued and outstanding Shares a form (mutually agreed to by the Company and Purchaser) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. It is agreed that letters of transmittal will be made available to such holders prior to the Effective Time in final form, so they may be delivered to the Paying Agent for payment at the Effective Time. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Purchaser shall cause to be paid by the Paying Agent to the persons entitled thereto by wire transfer of immediately available funds or check (as the Paying Agent shall be instructed by the person surrendering such certificates) the amount of the Applicable Cash Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, payable in respect of the Shares represented by such certificates net of any applicable withholding tax. Such payment will be made at the Effective Time with respect to certificates surrendered, and letters of transmittal duly executed and completed, at the Effective Time, and as soon as practicable thereafter with respect to certificates surrendered and letters of transmittal duly executed and completed on a later date. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) or Certificates made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding at the Effective Time and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for cash.

          (b) The Company will, prior to the Effective Time, provide to AEA, which will (without charge) act on the Company's behalf, certificates ("Certificates") representing the Surviving Corporation Common Stock and Warrants to be issued to holders of Company Common Stock and Management Options pursuant to Sections 5.1(a) and (g). The Company and AEA will enter in an agreement setting forth AEA's scope of responsibility and similar customary matters.

     Section 5.3. DISSENTERS' RIGHTS. (a) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Shares who have properly exercised appraisal rights with respect thereto (the "DISSENTING SHARES") in accordance with Section 262 of the DGCL will not be exchangeable for the right to receive the Per Share Merger Consideration or Preferred Stock Merger Consideration, as the case may be, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL.

          (b) The Company shall give Purchaser notice of the delivery of any demand from a Dissenting Stockholder pursuant to Section 262(d) of the DGCL. If any Dissenting Stockholder shall fail to perfect or shall have effectively lost the right to dissent, the shares held by such Dissenting Stockholder shall thereupon be treated as though such shares have been converted into the right to receive an amount equal to the Per Share Merger Consideration in the form described in to SECTION 5.1 or Preferred Stock Merger Consideration, as the case may be.

     Section 5.4. TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                      ARTICLE 6

                                 REPRESENTATIONS AND
                              WARRANTIES OF THE COMPANY

          The Company and its Subsidiaries (as defined in SECTION 6.2) hereby represent and warrant to Purchaser as follows:

     Section 6.1. ORGANIZATION AND AUTHORITY. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Company by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of the Company of this Agreement and (ii) the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (x) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (y) for the limitations imposed by general principles of equity. The foregoing exceptions are hereinafter referred to as the "ENFORCEABILITY EXCEPTIONS".

          (b) Without limitation to paragraph (a) of this SECTION 6.1, the affirmative vote of the holders of the Class B Common Stock has been duly obtained, and such vote is the only vote of the stockholders of the Company necessary to adopt and approve this Agreement and to consummate the transactions contemplated hereby.

     Section 6.2. THE COMPANY AND THE SUBSIDIARIES. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except as set forth on SCHEDULE 6.2, is wholly owned by the Company. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the Company and the Subsidiaries taken as a whole. The Company has delivered to Purchaser true and complete copies of its certificate of incorporation and by-laws, as amended to the date hereof, which are in full force and effect. SCHEDULE 6.2 sets forth a correct and complete list of the Subsidiaries of the Company, its jurisdiction of incorporation, its authorized capital stock or share capital, and the percentage ownership by each record holder thereof. For the purposes of this Agreement, "SUBSIDIARY" shall mean any corporation or other legal entity of which the Company (either above or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 6.3. CAPITALIZATION. The authorized capital stock of the Company consists of (i) 749,592 shares of Class A Common Stock, (ii) 10,000 shares of Class B Common Stock, (iii) 153,104 shares of Class C Common Stock, and
(iv) 30,000 shares of Preferred Stock. As of the date hereof (i) 551,392 shares of Class A Common Stock are issued and outstanding, (ii) 10,000 shares of Class B Common Stock are issued and outstanding, (iii) 153,104 shares of Class C Common Stock are issued and outstanding and (iv) 14,383 shares of Preferred Stock are issued and outstanding. As of the date hereof, 100,000 shares of Class A Common Stock are issuable upon the exercise of outstanding Management Options issued pursuant to the Option Plan. Except (i) for such Management Options and (ii) as set forth in SCHEDULE 6.3 hereto, there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any of the Subsidiaries to issue, transfer, redeem, acquire or sell any shares of capital stock of the Company or any of the Subsidiaries. Other than the pledges of capital stock of Subsidiaries ("SUBSIDIARY CAPITAL STOCK") in connection with the bank credit facility of Leiner Health Products Inc. (the "CREDIT AGREEMENT"), there are no liens, pledges, security interests, claims or other encumbrances on any shares of the Subsidiary Capital Stock owned by the Company. Except as set forth in
SCHEDULE 6.3 hereto, there are no voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party with respect to the voting of capital stock of the Company.

     Section 6.4. THE PURCHASED SHARES. Upon delivery to Purchaser at the Closing of certificates representing the Purchased Shares, and upon receipt by the Company of the payment in full therefor, (i) good and valid title to the Purchased Shares will pass to Purchaser, free and clear of all liens and restrictions of any kind

(except for those imposed by the stockholders agreement, to be entered into on the Closing Date, by the Company, Purchaser, AEA and the other stockholders of the Company (the "Shareholders Agreement") and applicable securities laws) and
(ii) the Purchased Shares will be validly issued, fully paid and nonassessable. Other than as provided for in this Agreement or the Shareholders Agreement, the Purchased Shares are not, and upon their issuance will not be, subject to any voting trust agreement or other contract, agreement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or other disposition of the Purchased Shares other than the Shareholders Agreement.

     Section 6.5. NO BREACH. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or (ii) except as set forth on
SCHEDULE 6.5 hereto, violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any order, judgment, decree, note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of their respective properties is bound, or under which the Company or any of its Subsidiaries, except for any of the foregoing matters which individually or in the aggregate would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or prevent or delay the consummation of the transactions contemplated hereby, or (iii) violate any laws applicable to the Company, any of its Subsidiaries or any of their respective assets.

     Section 6.6. CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 6.6 hereto, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will require on the part of the Company any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) filings provided for in ARTICLE 2 and (ii) where the failures to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) have a material adverse effect on the Company and the Subsidiaries taken as a whole or
(B) prevent the Company from performing its obligations under this Agreement.

     Section 6.7. ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 6.7, since March 31, 1997 neither the Company nor any of the Subsidiaries has suffered any adverse change in its business, assets, results of operations or financial condition which would be material to the Company and the Subsidiaries taken as a whole, other than any changes resulting from general economic or industry-wide conditions.

     Section 6.8. FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of the audited consolidated balance sheets of the Company as of March 31, 1996 and 1997, and the audited consolidated statements of income, cash flows and stockholders' equity for years ended March 31, 1996 and 1997 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position of the Company and the Subsidiaries as at the dates thereof and the consolidated statements of income, statements of cash flows and statements of stockholders' equity of the Company for the periods indicated.

     Section 6.9. LIABILITIES. Except as and to the extent reflected, reserved against or otherwise disclosed in the Financial Statements (including the notes thereto), and except as set forth on SCHEDULE 6.9, neither the Company nor any of the Subsidiaries had as of the date of the latest balance sheet contained in the Financial Statements (the "BALANCE SHEET DATE") any liabilities or obligations of any kind, whether accrued, absolute, asserted or unasserted, contingent or otherwise, whether or not such liabilities would have been required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied, which could reasonably be expected to have a material adverse effect on the Company and the Subsidiaries taken as a whole, and as of the date of this Agreement neither the Company nor the Subsidiaries have incurred any such liabilities since the Balance Sheet Date.

     Section 6.10. COMPLIANCE WITH LAW. The businesses of the Company and the Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental agency or entity, and neither the Company nor any of the Subsidiaries is in default, and no event has occurred which would constitute a default, under any contract, lease or agreement to which the Company or any of the Subsidiaries is a party or by which it is bound, except for violations and defaults which, either singly or in the aggregate, do not and will not have a material adverse effect on the Company and the Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries has received any written notice, or has knowledge of any claim, alleging any such violation. The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of governmental entities or other persons (collectively, "PERMITS") necessary for the ownership, leasing, operation, occupancy and use of their respective real property and the conduct of their respective businesses as currently conducted, except for such Permits, the failure of which to hold, individually or in the aggregate, do not and will not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

     Section 6.11. TAXES. The Company and each of the Subsidiaries have filed all federal, state, local and foreign income and other tax returns required to be filed by them, have paid all material taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "TAX") that are shown on such tax returns as due and payable on or before the date hereof. All such tax returns are true, correct and complete, except for such failures to be true and correct which, individually or in the aggregate, do not and will not have a material adverse effect on the Company and the Subsidiaries taken as a whole. There are no material liens for Taxes upon the assets of the Company or the Subsidiaries, except for statutory liens for Taxes not yet due. There are no claims or assessments pending against the Company or the Subsidiaries for any alleged deficiency in Taxes (including by way of "30 day letter" or notice of deficiency or similar notice under state, local or foreign law) which can reasonably be expected to have a material adverse impact on the business or assets of the Company and the Subsidiaries, taken as a whole. The Company and the Subsidiaries have withheld and paid over to the relevant tax authority all taxes required to be withheld in connection with payments to employees, independent contractors, shareholders, lenders and others, except for such failures to withhold or pay over which, individually or in the aggregate, do not and will not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

     Section 6.12. CERTAIN EMPLOYEE PLANS. (a) Except as set forth in SCHEDULE 6.12(a), each retirement plan of the Company and each Subsidiary intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE"), is, and since its inception has been, so qualified and a determination letter has been issued by the Internal Revenue Service to the effect that each such plan is so qualified, each trust forming a part of any such plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which would adversely affect this qualification or exemption, except in each case as would not, either individually or in the aggregate, have a material adverse effect on the Company and the Subsidiaries taken as a whole. To the knowledge of the Company, no plan that is intended to be qualified under Section 401(a) of the Code is the subject of an investigation or review by the Internal Revenue Service, whether initiated by the Internal Revenue Service or voluntarily by the Company, other than in connection with the Company's request for a determination letter.

          (b) To the knowledge of the Company, (i) neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (an "ERISA AFFILIATE"), has violated any applicable provision of law, including, without limitation, ERISA, and
(ii) neither the Company nor any ERISA Affiliate has, as of the date hereof, incurred, nor do any circumstances exist that are likely to result in, a liability under Title IV of ERISA with respect to any "employee benefit plan" maintained by the Company or any ERISA Affiliate that has not been timely paid, which violation or liability, either individually or in the aggregate, would have a material adverse effect on the Company and the Subsidiaries taken as a whole. All material "employee benefit plans" maintained by the Company and its ERISA Affiliates and each material plan or material program that provides perquisites, fringe benefits, incentive or other valuable compensation or equity participation to any employee are set forth on SCHEDULE 6.12(b) hereto. Except as does not and will not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (a) each employee benefit plan has been administered in accordance with its terms (and the terms of any collective bargaining agreement that relates to such plan) and (b) all contributions required to be made in accordance with the terms of any such employee benefit plan or collective bargaining agreement have been timely made.

          (c) Except as set forth on SCHEDULE 6.12(c) hereto, neither the Company nor any Subsidiary maintains or contributes to any plan which provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any current, former or retired employee, consultant or director of the Company or any Subsidiary (an "EMPLOYEE") upon their retirement or termination of employment, except as may be required by law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment.

     Section 6.13. CERTAIN AGREEMENTS. (a) Except as set forth on SCHEDULE 6.13(a), neither the Company nor any Subsidiary is a party to, or bound by, any employment, severance or consulting agreement, arrangement or understanding with any officer, director, employee or former employee of the Company or any Subsidiary (an "EMPLOYEE AGREEMENT").

          (b) Except as set forth on SCHEDULE 6.13(b), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event that will or may result in any payment (whether of severance pay or otherwise) or forgiveness of indebtedness or acceleration, vesting, distribution or increase in benefits or obligation to fund benefits or compensation with respect to any Employee, under any Employee Agreement or any bonus, profit sharing, compensation, severance, termination, stock, stock option, stock appreciation right, pension or retirement plan, policy, trust, fund or other arrangement.

          (c) No payment or benefit which will or may be made by the Company or any Subsidiary in connection with the transactions contemplated hereby pursuant to any agreement in effect on the date hereof will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

     Section 6.14. LITIGATION. Except as set forth on SCHEDULE 6.14, (i) there is no claim, action, or proceeding pending or, to the best knowledge of the executive officers of the Company, threatened against or relating to the Company or any of the Subsidiaries before any court or governmental or regulatory authority or body acting in an adjudicative capacity which, individually or in the aggregate, if adversely determined, would have a material adverse effect on the Company and the Subsidiaries taken as a whole and (ii) neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Company and the Subsidiaries as a whole.

     Section 6.15. BROKERS AND FINDERS. Except for the fees and expenses to be paid to AEA and Lehman Brothers (which fees and expenses constitute Covered Expenses) and except for fees and expenses payable to financing sources and investment banks pursuant to arrangements coordinated or arranged by Purchaser (including, without limitation, arrangements with Salomon Brothers Inc, Merrill Lynch & Co., North Castle Partners, L.L.C. and The Bank of Nova Scotia and its affiliates), no broker, dealer or financial advisor is entitled to receive from the Company or any of its Subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

     Section 6.16.  [Intentionally omitted.]

     Section 6.17. ENVIRONMENTAL COMPLIANCE AND DISCLOSURE. (a) For the purposes of this Agreement:

          "ENVIRONMENTAL MATTERS" means any matter, relating to pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matter relating to emissions, discharges, releases or threatened releases of Hazardous Materials or use, treatment, storage, disposal, transport or handling of Hazardous Materials.

          "ENVIRONMENTAL COSTS" means, without limitation, any remediation, removal, or other response costs (which, without limitation, shall include costs necessary to cause compliance with any and all Environmental Laws), investigation costs (including, without limitation, fees of consultants, counsel, and other experts in connection with any environmental investigation, testing, audits or studies), losses, liabilities or obligations (including, without limitation, liabilities or obligations under any lease or other contract), payments, damages (including, without limitation, any actual or punitive damages under any statutory law, common law cause of action or contractual obligation, including, without limitation, damages (a) of third parties for personal injury or property damage, or (b) to natural resources), civil or criminal fines or penalties, judgments, and amounts paid in settlement resulting from any Environmental Matter.

          "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections
9601 ET SEQ., the Emergency Planning and Community Right-to-Know Act of 1986,
42 U.S.C. Sections 11001 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Sections 300f ET SEQ., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 ET SEQ., as any of the above statutes have been amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

          "HAZARDOUS MATERIALS" means any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials or wastes that are regulated by, or may form the basis for liability under, any Environmental Laws.

          (b) Except for any matters which individually or in the aggregate would not have a material adverse effect on the Company and the Subsidiaries taken as a whole,

              (i) there are no Hazardous Materials in amounts required to be remediated under applicable Environmental Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries;

              (ii) there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending that are based on or related to any Environmental Matters or the failure to have any permits required to be obtained by the Company and each of its Subsidiaries under applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of Hazardous Materials used or produced by or otherwise relating to its business;

              (iii) neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location in violation of any Environmental Laws;

              (iv) there are no underground storage tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof;

              (v) none of the Company or its Subsidiaries has received any notice asserting that it may be potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials; and

              (vi) none of the Company or its Subsidiaries has been requested or required by any governmental entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Materials or any other Environmental Matter.

    Section 6.18.  INTELLECTUAL PROPERTY RIGHTS.  Except as set forth in
SCHEDULE 6.18, each of the Company and its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement or permission all of the Intellectual Property used by it in the conduct of its businesses as presently conducted, except where the absence of any thereof, individually or in the aggregate, would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties which interference, infringement or misappropriation individually or in the aggregate would have a material adverse effect on the Company and the Subsidiaries, taken as a whole. "INTELLECTUAL PROPERTY" means all patents, patent applications, trademarks, know-how, trade secrets, service marks, logos, trade names and corporate names, copyrights, computer software, management information systems and other intellectual property and proprietary rights.

                                      ARTICLE 7

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

         Purchaser and Merger Sub jointly and severally represent and warrant to the Company as follows:

    Section 7.1. ORGANIZATION AND AUTHORITY. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of each of Purchaser and Merger Sub by applicable law, its charter documents or otherwise to authorize (i) the approval, execution and delivery on behalf of it of this Agreement and (ii) the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes a valid and binding agreement of each of Purchaser and Merger Sub, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

    Section 7.2. NO BREACH. The execution and delivery of this Agreement by each of Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with (x) the certificate of formation of Purchaser or the limited liability agreement of the Purchaser, dated May 9, 1997 or (y) the certificate of incorporation or the by-laws of Merger Sub or (ii) constitute a breach or default (or an event which with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration under any material agreement, understanding or undertaking to which it is a party or by which it is bound or any law, rule or regulation to which it is subject.

    Section 7.3. CONSENTS AND APPROVALS. Neither the execution and delivery of this Agreement by each of Purchaser and Merger Sub nor the consummation of the transactions contemplated hereby will require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) filings provided for in ARTICLE 2 and (ii) where the failures to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent Purchaser or Merger Sub from performing its obligations under this Agreement.

    Section 7.4. ACQUIRING PERSONS. No "acquiring persons" in the transactions contemplated hereby have assets or sales of $10 million or more within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the implementing regulations thereunder.

    Section 7.5. NO PRIOR BUSINESS. Neither Purchaser nor Merger Sub has engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or any entity or incurred, directly or indirectly, any material liabilities or obligations, other than in connection with the transactions contemplated hereby.

    Section 7.6. COMMITMENTS. Purchaser has delivered to the Company true and complete executed copies of (i) the commitment letter between the Company, Vita Health Company (1985) Ltd. and The Bank of Nova Scotia, dated May 30, 1997 (the "LOAN COMMITMENT") and (ii) the letter of Merrill Lynch & Co. (the "HIGHLY CONFIDENT LETTER") to the effect that Merrill Lynch & Co. is highly confident that it will be able to sell or place the senior subordinated notes described in the North Castle Partners I, L.L.C. private placement memorandum (the "EQUITY MEMORANDUM"), collectively, the Loan Commitment and Highly Confident Letter shall hereinafter be referred to as the "DEBT COMMITMENTS." Neither the Loan Commitment nor the Highly Confident Letter has been withdrawn or modified in any material adverse respect and no fact or facts exist which, individually or in the aggregate, the Purchaser reasonably believes could result in the funding contemplated by either of the Debt Commitments not being available.

    Section 7.7. AVAILABLE FUNDS. Purchaser has, or expects to have, available to it on the Closing Date (taking into account the Commitments), all funds necessary to pay, without duplication, the aggregate (i) Purchased Share Price (ii) Per Share Merger Consideration and (iii) Preferred Stock Merger Consideration payable hereunder and to satisfy Purchaser's, Merger Sub's and the Company's other obligations hereunder and under the Option Plan.

    Section 7.8. AGREEMENTS WITH OFFICERS, DIRECTORS OR SHAREHOLDERS. Except as disclosed on SCHEDULE 7.8 hereto, there are no contracts, agreements, arrangements or understandings of any nature between Purchaser or its members and any officer or director of the Company.

    Section 7.9. BROKERS AND FINDERS. Neither Purchaser nor any of its officers, members, employees or affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that an affiliate of Purchaser will charge the Company an investment banking fee of up to $3.5 million in connection with the Merger and the related transactions.

                                      ARTICLE 8

                                      COVENANTS

    Section 8.1. CONDUCT OF BUSINESS. After the date hereof and prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations only in the usual, regular and ordinary manner substantially consistent with past practices (except as contemplated by this Agreement) and (ii) use reasonable efforts to preserve intact the present business organization of the Company and keep available the services of its officers, employees, representatives, agents and consultants and preserve relationships with those persons having business relationships with the Company and its Subsidiaries.

    Section 8.2. FORBEARANCES BY THE COMPANY. Except as contemplated by this Agreement or pursuant to the terms of an agreement disclosed in a schedule hereto, the Company will not, and will cause each of its Subsidiaries not to (a) sell, lease, transfer or dispose of any of the material assets of the Company or any of its Subsidiaries, except in each case in the ordinary course of business;
(b) mortgage, pledge or otherwise encumber any of the assets of the Company or any of its Subsidiaries, except in each case in the ordinary course of business;
(c) amend, modify, transfer, assign or cancel any material contract or lease, except in the ordinary course of business; (d) except for purchase orders or sales orders arising in the ordinary and usual course of business, and except for capital expenditures consistent with the applicable annual budget previously disclosed to Purchaser, enter into any contract which will require an expenditure of more than $250,000 annually by the Company or any of its Subsidiaries; (e) pay any dividend or make any distribution in respect of the Shares, or issue any shares of capital stock of the Company; (f) amend its certificate of incorporation or by-laws or comparable governing instruments;
(g) issue, sell, pledge or otherwise dispose of any shares of its capital stock or other ownership interest or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest; (h) effect any stock split, reverse stock split, stock dividend, subdivision, reclassification or similar transaction, or otherwise change its capitalization as it exists on the date hereof; (i) grant, confer, award or amend any option, warrant, convertible securities or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any stock option plan or restricted stock plan; (j) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its Subsidiaries; (k) make any material advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity other than the Company or any Subsidiary; (l) incur, assume or create any indebtedness for borrowed money, except indebtedness incurred in the ordinary course of business consistent with past practice pursuant to the Company's existing credit facilities; (m) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than the Company or any Subsidiary; (n) make any material tax election or settle or compromise any material tax liability except with the consent of Purchaser; (o) make any material changes in the type or amount of their insurance coverages, other than acquiring the D&O Binder (as hereinafter defined) and completing the documentation of the policy contemplated thereby; or (p) enter into any agreement to do any of the things described in clauses (a) through (o) above. Notwithstanding the foregoing, nothing in this
SECTION 8.2 shall prevent the Company from (i) selling, leasing, transferring or disposing of any of its real and/or personal property located in Chicago, Illinois, (ii) issuing shares of capital stock pursuant to the exercise of Management Options in accordance with their terms, (iii) amending the Retained Share Purchase Agreement (or entering into a separate agreement) to provide for the issuance of Surviving Corporation Common Stock in exchange for preferred shares of Vita Health Company (1985) Ltd. (iv) repurchasing at or prior to the Closing, any or all of the preferred shares covered by the Retained Share Purchase Agreement (and the Company shall not be prohibited from incurring indebtedness in connection therewith), (v) entering into an operating lease to occupy the Company's new facility in York County, South Carolina, or
(vi) modifying the Option Plan to permit the payment of the consideration described in SECTION 5.1(g). "D&O" BINDER" means the insurance binder obtained by the Company which provides directors' and officers' liability coverage for directors and officers of the Company effective May 30, 1997.

    Section 8.3. ACCESS. From the date of this Agreement until the Closing Date, the Company will at reasonable times and upon reasonable notice (i) give Purchaser reasonable access to the personnel, premises, properties, contracts and books and records of the Company; and (ii) furnish Purchaser with such financial and operating data and such other information relating to the Company as Purchaser may from time to time reasonably request. Any disclosure whatsoever during any investigation by or on behalf of Purchaser shall not constitute an enlargement of or additional representations or warranties of the Company beyond those specifically set forth in ARTICLE 6.

    Section 8.4. BEST EFFORTS; OTHER ACTIONS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to (i) use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including obtaining any governmental or other consents, transfers, orders, qualifications, waivers, authorizations, exemptions and approvals, providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein; (ii) use its best efforts to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed; and (iii) use its best efforts to fulfill or obtain the fulfillment of all other conditions to Closing, including, without limitation, the execution and delivery of all agreements or other documents contemplated hereunder to be so executed and delivered. Purchaser agrees to use its best efforts to negotiate and complete promptly all necessary documentation and arrangements for obtaining the financing contemplated by this Agreement and take all other actions reasonably required to obtain such financing and the Company agrees to cooperate in all reasonable respects with Purchaser in connection with obtaining such financing.

    Section 8.5. BOOKS AND RECORDS. At the Closing, the Company shall cause to be delivered to Purchaser all the organizational documents, minute books, stock ledgers, documents and related items of the Company and each of its Subsidiaries.

    Section 8.6. EXPENSES. Except as otherwise provided in this Agreement, all fees, commissions and other expenses incurred by any of the parties hereto in connection with the negotiation of this Agreement and in preparing to consummate the transactions contemplated herein, including, without limitation, any management transaction bonuses, accounting, legal and investment banking fees, shall be borne by the party incurring such fee or expense; PROVIDED, HOWEVER, that nothing in this Agreement shall supersede or be deemed to conflict with (i) Section 5(a) of the letter agreement between AEA and North Castle Partners I, L.L.C., dated May 2, 1997 (the "LETTER OF INTENT") or (ii) the letter agreement between Charles F. Baird, Jr. and AEA, dated May 3, 1997 (the "EXPENSE LETTER").

    Section 8.7. INFORMATION STATEMENT. The Company will cause a notice (the "INFORMATION STATEMENT") to be sent, prior to the Effective Time, to the stockholders of the Company pursuant to Section 262(d)(2) of the DGCL. The Information Statement, at the mailing date thereof, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Purchaser, Merger Sub or any of their respective affiliates furnished to the Company by Purchaser specifically for use in the Information Statement. The Information Statement, including any amendment or supplement thereto, shall be prepared by the Company in consultation with Purchaser and its counsel, and Purchaser promptly shall be provided with a true and correct copy of such Information Statement and any such amendment or supplement.

    Section 8.8. ANNOUNCEMENTS. Except as required by law, from the date of this Agreement through the Closing Date and, in the event of any termination of this Agreement pursuant to ARTICLE 10, thereafter, no statement or announcement of any nature with respect to the existence of this Agreement or the transactions contemplated herein and no press release shall be issued or made to any other person by any of the parties hereto, without the express written consents of both the Company and Purchaser, which consents shall not be unreasonably withheld.

    Section 8.9. NOTIFICATION OF CERTAIN MATTERS. (a) Prior to the Closing Purchaser shall keep the Company informed of (i) the status of the financings contemplated in connection with the Stock Purchase, the Merger and the other transactions contemplated hereby, including without limitation, the Commitments and (ii) any facts with respect to such Commitments known to it which, individually or in the aggregate, could reasonably be expected to result in any of the Commitments being withdrawn or modified in any material adverse respect or in the funding contemplated by any Commitment not being available.

         Purchaser agrees to provide the Company with copies, promptly upon Purchaser's receipt thereof, of Equity Commitments entered into by Purchaser and of drafts of definitive financing arrangements contemplated by the Loan Commitment and the Highly Confident Letter.

    Section 8.10.  OFFICERS' AND DIRECTORS' INDEMNIFICATION. (a)   Purchaser
shall cause the Surviving Corporation to keep in effect in each of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or other comparable documents) of each of its Subsidiaries, provisions providing for exculpation and indemnification of the respective officers and directors of the Company and its Subsidiaries to the fullest extent permitted under applicable law.

         (b) Purchaser shall cause to be maintained in effect, for not less than six years from the Effective Time, for the benefit of the current or former directors, officers, agents and employees of the Company, directors' and officers' liability insurance policies that provide coverage for events occurring at or prior to the Effective Time and contain terms and conditions which are no less advantageous to the directors, officers, agents and employees who are covered thereby, as those policies or binders maintained by the Company at the Effective Time ("EFFECTIVE TIME COVERAGE"); PROVIDED, HOWEVER, that the Purchaser shall not be required to cause Effective Time Coverage to be maintained if the annual premium therefor would be in excess of 200% of the annual premium rate of the D&O Binder; PROVIDED, FURTHER, that if Effective Time Coverage cannot be obtained without paying an annual premium in excess of such limit, Purchaser shall cause to be maintained as much coverage as can be obtained by paying an annual premium equal to such limit; PROVIDED, FURTHER, that the covered directors and officers shall have the right, but not the obligation, to cause the Company to maintain Effective Time Coverage for the benefit of such persons if such persons bear the cost of such insurance premium in excess of the 200% limit.

         (c) In the event Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this SECTION 8.10, proper provision shall be made so that the successors and assigns of Purchaser assume the obligations set forth in this
SECTION 8.10 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

    Section 8.11. NO SOLICITATION. Until the earlier of the Effective Time and the termination of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates, shall, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, or otherwise assist, facilitate or encourage, any corporation, partnership, person or other entity or group (other than Purchaser or any affiliate or associate of Purchaser), or enter into any agreement or understanding, concerning any merger, consolidation, business combination, liquidation, reorganization, sale of all or substantially all of its assets, a sale of shares of capital stock or similar transactions involving the Company or any Subsidiary or any division of any thereof, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and take the necessary steps to inform such parties of the obligations undertaken in this SECTION 8.11. The Company will promptly notify Purchaser if the Company receives any request for such information or any negotiations or discussions are sought to be initiated with the Company and will promptly communicate to Purchaser the terms of any proposal or inquiry which it may receive in respect of any such transaction, to the extent that, in any such case, the request, proposal or inquiry relates to a bona fide and credible proposal to effect such a transaction.

    Section 8.12. TRANSFER TAXES. The Company shall be responsible for, and shall indemnify the Purchaser from and against, any stamp tax, documentary tax, transfer tax, real property gains tax or similar tax ("TRANSFER TAXES") arising out of the Stock Purchase. The Company shall be responsible for, and shall indemnify each holder of Shares from and against, any U.S. Transfer Taxes arising out of the Merger.

    Section 8.13. MANAGEMENT TRANSACTION BONUSES. The Company agrees that, subject to receipt of stockholder approval, it will pay the management transaction bonuses described on SCHEDULE 6.13(b) at the Effective Time.

    Section 8.14. REPAYMENT OF DEBT. Purchaser shall, in connection with the Closing, cause to be repaid all amounts outstanding under the Credit Agreement, including accrued and unpaid interest.

    Section 8.15. FAIRNESS OPINION. The Company will use its reasonable best efforts to obtain the fairness opinion of Lehman Brothers described in Section 10.3(e) as promptly as practicable. The Company hereby represents it is unaware of any reason that Lehman Brothers would be unable to deliver the fairness opinion described in Section 10.3(e).

                                      ARTICLE 9

                                      CONDITIONS

    Section 9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of the Company, Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this agreement.

         (b) Purchaser shall have purchased and the Company shall have issued and sold the Purchased Shares pursuant to Article 1 of this Agreement.

         (c) The Company and Purchaser shall have received the funds necessary to consummate the Merger, the Stock Purchase and the related transactions pursuant to the Commitments.

         (d) The shareholder approval requirements of Section 280G(b)(5) of the Code shall have been met with respect to the transaction bonuses described on SCHEDULE 8.13, and the President or Vice President of the Company shall have issued a certificate to such effect.

    Section 9.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the conditions that
(i) Purchaser and Merger Sub shall have performed their agreements contained in this Agreement required to be performed at or prior to the Closing Date,
(ii) the representations and warranties of Purchaser and

Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date and the Company shall have received a certificate of the President or a Vice President of Purchaser and Merger Sub, dated the Closing Date, certifying to such effect, (iii) the Company shall have received from Lehman Brothers a fairness opinion, dated the Closing Date, reasonably acceptable to the Company to the effect that, as of the Closing Date, the consideration to be received by stockholders of the Company is fair from a financial point of view,
(iv) the Company shall have received from Houlihan Lokey Howard & Zukin a solvency opinion, reasonably satisfactory to the Company, (v) the Company shall have received an opinion, addressed to it and dated the Closing Date, of Debevoise & Plimpton, counsel to Purchaser, to the effect set forth in Exhibit G hereto, (vi) Purchaser shall have purchased the Purchased Shares in accordance with the terms of this Agreement, and (vii) Purchaser shall have executed the Stockholders Agreement, in the form of Exhibit F hereto.

    Section 9.3. CONDITIONS TO OBLIGATION OF PURCHASER AND MERGER SUB TO EFFECT THE MERGER. The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the conditions that (i) the Company shall have performed its agreements contained in this Agreement required to be performed at or prior to the Closing Date;
(ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date and Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect; (iii) the Option Plan shall have been modified as requested by Purchaser, to permit the payment of the consideration described in SECTION 5.1(g), subject to receipt of any necessary consents; (iv) Purchaser shall have received opinions, addressed to it and dated the Closing Date, from each of (x) Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, to the effect set forth in Exhibit E hereto, and (y) special Delaware counsel to the Company as to certain matters referred to in paragraphs 3 and 5 of Exhibit E, in form and substance reasonably satisfactory to Purchaser; (v) the Shareholders Agreement, in the form of Exhibit F hereto shall have been executed by holders of 90% or more of the outstanding Company Common Stock (including holders on whose behalf AEA acts pursuant to a Covered Shareholder's Agreement (as defined in the Shareholders Agreement)), after giving effect to the Merger; (vi) the management agreement, dated May 4, 1992, between AEA and P. Leiner Nutritional Products Corp. shall have been terminated; and (vii) the Company shall not have received notice (that shall not have been revoked or withdrawn) from the holders of more than 10% of the outstanding Shares, determined on a fully diluted basis, that such holders have exercised or intend to exercise their appraisal rights under Section 262 of the DGCL.

         Section 9.4. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE STOCK PURCHASE. The obligation of the Company to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing Date of the conditions that (i) Purchaser and Merger Sub shall have performed their agreements contained in this Agreement required to be performed at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date and the Company shall have received a certificate of the President or a Vice President of Purchaser and Merger Sub, dated the Closing Date, certifying to such effect, (iii) the Company shall have received the aggregate Purchased Share Price in respect of the Purchased Shares and (iv) the Merger shall have been consummated on the terms and subject to the conditions of this Agreement.

    Section 9.5. CONDITIONS TO OBLIGATION OF PURCHASER TO EFFECT THE STOCK PURCHASE. The obligation of Purchaser to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing Date of the conditions that (i) the Company shall have performed its agreements contained in this Agreement required to be performed at or prior to the Closing Date, and (ii) the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the Closing Date and Purchaser shall have received a certificate of the President or a Vice President of the Company, dated the Closing Date, certifying to such effect, (iii) Purchaser shall have received the Purchased Shares, and (iv) the Merger shall have been consummated on the terms and subject to the conditions of this Agreement.

    Section 9.6. SIMULTANEOUS CONSUMMATION OF STOCK PURCHASE AND MERGER. The parties acknowledge and agree that the consummation of each of the Merger and the Stock Purchase are conditional on the other and that the Merger and Stock Purchase shall be consummated simultaneously at the Closing.

                                      ARTICLE 10

                                     TERMINATION

    Section 10.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Stock Purchase and Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Purchaser and the Company.

    Section 10.2. TERMINATION BY EITHER THE COMPANY OR PURCHASER. This Agreement may be terminated and the Stock Purchase and Merger may be abandoned by either the Company or Purchaser if (a) the Closing shall not have occurred on or before September 1, 1997 or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; and provided, in the case of a termination pursuant to clause
(a) above, that the terminating party shall not have breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

    Section 10.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Stock Purchase and Merger may be abandoned at any time prior to the Closing, by the Company, if (a) there has been a material breach of any representation or warranty of Purchaser or Merger Sub contained in this Agreement, (b) there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Purchaser or Merger Sub, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by the Company to Purchaser,
(c) Purchaser has not delivered, on or prior to June 10, 1997, (i) all equity commitment agreements ("NEW EQUITY COMMITMENTS") pursuant to which Purchaser shall sell limited liability company interests as contemplated by the Equity Memorandum and (ii) a certificate from the managing member of the managing member of Purchaser and the Chief Executive Officer and the President of the Company, certifying that, based on their discussions with management of the Company, they and other members of management confirm their intention to retain equity in the Company (such intended retained equity, "ROLLOVER EQUITY COMMITMENTS"; New Equity Commitments and Rollover Equity Commitments being referred to collectively herein as "EQUITY COMMITMENTS"; Debt Commitments and Equity Commitments being referred to collectively herein as "COMMITMENTS"), and to convert their existing equity interests in the Company (in the form of Company Common Stock and Management Options) into Surviving Corporation Common Stock or Delayed Delivery Shares, as the case may be, or their preferred share interest in a subsidiary of the Company into the right to receive, upon certain circumstances, Surviving Corporation Common Stock, which Commitments must specify and provide for (x) Rollover Equity Commitments equal to or greater than $14 million and (y) proceeds to be realized by Purchaser pursuant to the delivered New Equity Commitments, that, when added to the Aggregate Management Rollover Value to be realized pursuant to the Rollover Equity Commitments, equal $99,000,000, (d) at any

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

time after June 10, 1997, any of the Commitments have been withdrawn or modified in any material adverse respect, which the Company reasonably believes will prevent the Closing from occurring, other than as a result of a failure by the Company to fulfill its obligations under the final sentence of Section 8.4 or
(e) on or before June 5, 1997, Lehman Brothers has not delivered a fairness opinion reasonably satisfactory to the Board of Directors of the Company to the effect that, as of the date of such opinion, the consideration to be received by the stockholders of the Company is fair from a financial point of view; PROVIDED, HOWEVER, that any notice of termination pursuant to this clause (e) must be delivered on or prior to June 9, 1997.

    Section 10.4. TERMINATION BY PURCHASER. This Agreement may be terminated and the Stock Purchase and Merger may be abandoned at any time prior to the Closing by Purchaser, if (a) there has been a material breach of any representation or warranty of the Company contained in this Agreement or (b) there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 10 days after written notice of such breach is given by Purchaser to the Company.

    Section 10.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Stock Purchase and Merger pursuant to this ARTICLE 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this SECTION 10.5 and except for the provisions of SECTIONS 8.6, 8.8, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11 and 11.12. Moreover, in the event of termination of this Agreement pursuant to SECTION 10.3 or 10.4, nothing herein shall prejudice the ability of the non-breaching party to seek damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees, or to pursue any remedy at law or in equity.

                                      ARTICLE 11

                                  GENERAL PROVISIONS

    Section 11.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive beyond the Closing, and none of the parties nor their respective officers, directors or shareholders shall have any liability with respect thereto. Covenants or agreements which by their terms contemplate performance by or at the Closing Date shall not survive the Closing Date. This SECTION

11.1 shall not limit, however, any covenant or agreement which by its terms contemplates performance after the Closing Date.

    Section 11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to the Company:                      If to Purchaser or Merger Sub:

    Mr. Robert M. Kaminski                  Mr. Charles F. Baird, Jr.
    Leiner Health Products Group Inc.       North Castle Partners I, L.L.C.
    901 East 233rd Street                   11 Meadowcroft Lane
    Carson, California  90745-6204          Greenwich, Connecticut 08630
    Facsimile: (310) 952-7766               Facsimile:  (203) 869-4311

    With a copy to:                         With a copy to:

    Frederick H. Fogel, Esq.                Franci J. Blassberg, Esq.
    Fried, Frank, Harris,                   Debevoise & Plimpton
      Shriver & Jacobson                    875 Third Avenue
    One New York Plaza                      New York, New York  10022
    New York, New York  10004-1980          Facsimile:  (212) 909-6836
    Facsimile:  (212) 859-4000

    With a copy to:

    Christine J. Smith, Esq.
    AEA Investors Inc.
    65 East 55th Street
    New York, New York  10022
    Facsimile:  (212) 702-0518

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

    Section 11.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of ARTICLE 5 and
SECTION 8.10 (which are for the express benefit of the parties referred to therein), nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    Section 11.4. ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, Section 1 and Section 5(a) of the Letter of Intent, the Expense Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.


    Section 11.5. AMENDMENT. This Agreement may be amended by the parties hereto at any time, but no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the parties hereto.

    Section 11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim that such litigation brought in any Delaware Court has been brought in an inconvenient forum. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

    Section 11.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

    Section 11.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

    Section 11.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever used in this Agreement, "to the knowledge of the Company" (or words of similar import, whether expressed in the positive or negative) shall mean only the actual knowledge of those persons who are listed on SCHEDULE 11.9.

    Section 11.10. INCORPORATION OF EXHIBITS AND SCHEDULES. All exhibits and schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    Section 11.11. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Section 11.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they may be entitled at law or in equity.

    Section 11.13. PERFORMANCE BY MERGER SUB. Purchaser hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                             LEINER HEALTH PRODUCTS GROUP INC.



                             By: /s/ Robert M. Kaminski
                                -------------------------------------
                                  Name:  Robert M. Kaminski
                                  Title:  Chief Executive Officer

                             NORTH CASTLE PARTNERS I, L.L.C.

                             By:  Baird Investment Group, L.L.C.
                                       Its Managing Member



                             By: /s/ Charles F. Baird
                                -------------------------------------
                                  Name:     Charles F. Baird
                                  Title:    Managing Member


                             LHP ACQUISITION CORP.



                             By: /s/ Charles F. Baird
                                -------------------------------------
                                  Name:     Charles F. Baird
                                  Title:    President

                                          37